Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Allegheny Technologies Incorporated 2000 Incentive Plan of our report dated February 23, 2005, with respect to the consolidated financial statements of Allegheny Technologies Incorporated and Subsidiaries incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2004, Allegheny Technologies Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Allegheny Technologies Incorporated, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
November 2, 2005